UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2006

Federal Agricultural Mortgage Corporation
(Exact name of registrant as specified in its charter)

                        Federally chartered
                                 instrumentality of
                        the United States                    0-17440                   52-1578738
                   (State or other jurisdiction of      (Commission            (I.R.S. Employer
                                 incorporation or organization)                File Number)            Identification No.)

                               1133 21st Street, N.W., Suite 600, Washington, D.C.     20036
                              (Address of principal executive offices)     (Zip Code)

Registrant’s telephone number, including area code: (202) 872-7700

 No change
              (Former name or former address, if changed since last report)

Item 2.02.  Results of Operations and Financial Condition.

On March 16, 2006, the Registrant issued a press release to announce the Registrant’s financial results for fourth quarter 2005 and a conference call to discuss those results and the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005. A copy of the press release is attached to this report as Exhibit 99 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Exhibits:

99	Press release dated March 16, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By: /s/ Jerome G. Oslick
    Name: Jerome G. Oslick
    Title:  Vice President - General Counsel

Dated: March 16, 2006

EXHIBIT INDEX

Exhibit No.    Description      Page No.

99     Press Release Dated March 16, 2006    5

                                                                                 Exhibit 99

                        NEWS

              FOR IMMEDIATE RELEASE                    CONTACT
March 16, 2006                                                            Mary Waters
                                                               202-872-7700

Farmer Mac Reports Annual and
Fourth Quarter 2005 Results

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) today reported U.S. GAAP net income for the year ended 2005 and fourth quarter 2005. For the year ended December 31, 2005, GAAP net income was $27.3 million or $2.37 per diluted share, compared to $28.2 million or $2.32 per diluted share for the year ended December 31, 2004. For fourth quarter 2005, GAAP net income was $6.5 million or $0.57 per diluted share, compared to $7.6 million or $0.67 per diluted share for third quarter 2005 and $9.8 million or $0.82 per diluted share for fourth quarter 2004. For the year ended December 31, 2005, core earnings were $28.7 million or $2.50 per diluted share, compared to $27.4 million or $2.25 per diluted share for the year ended December 31, 2004. Core earnings were $7.2 million or $0.63 per diluted share for fourth quarter 2005, compared to $9.3 million or $0.82 per diluted share for third quarter 2005 and $9.9 million or $0.82 per diluted share for fourth quarter 2004.

Farmer Mac reports its “core earnings,” a non-GAAP measure, in addition to GAAP earnings. Farmer Mac uses the core earnings measure to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from the application of the derivative accounting standards.

Farmer Mac President and Chief Executive Officer Henry D. Edelman stated, “Farmer Mac’s strategic diversification of its marketing focus is beginning to produce tangible results. Fourth quarter 2005 new business volume was $330.5 million, which accounted for 43 percent of the year’s $771.7 million of new volume and was 280 percent of the $117.4 million of new volume in the corresponding quarter of 2004. In January 2006, business volume continued to improve as Farmer Mac, in an AgVantage® transaction, issued its guarantee of $500 million of five-year mortgage-backed notes. The increases in business volume in the fourth quarter 2005 and January 2006 were attributable principally to Farmer Mac’s diversification of its marketing focus to include large program transactions that emphasize high asset quality, with greater protection against adverse credit performance and commensurately lower compensation for the assumption of credit risk and administrative costs, resulting in marginal returns on equity equal to or better than the current net return on equity. Notwithstanding those indications of recovering business volume, Farmer Mac’s new business continues to be constrained by market and regulatory factors mentioned in earlier announcements and disclosures. Looking forward, Farmer Mac will continue to focus on the long-term growth of the business and the development of innovative ways to serve the financing needs of rural America; the Corporation remains confident of opportunities for growth and increased business volume.

“The portfolio of loans underlying Farmer Mac’s guarantees and LTSPCs continues to perform well, with 90-day delinquencies in Farmer Mac’s portfolio remaining at low levels, in terms of both dollars and percentages. This underscores both the effectiveness of Farmer Mac’s ongoing credit risk management and the strength of the U.S. agricultural economy. Accordingly, Farmer Mac determined that the appropriate level of allowance for losses as of December 31, 2005 was $8.7 million, reflecting the overall credit quality of its portfolio and the recent upward trends in agricultural land values. This resulted in the release of approximately $2.2 million from the allowance for losses in fourth quarter 2005, benefiting earnings by $0.13 per share. By way of comparison, Farmer Mac released $5.6 million from the allowance for losses in third quarter 2005 and $5.3 million in fourth quarter 2004; earnings per share benefited from those releases by $0.32 and $0.29, respectively.”

Non-GAAP Performance Measures

Farmer Mac reports its financial results in accordance with GAAP. In addition to GAAP measures, Farmer Mac presents certain non-GAAP performance measures. Farmer Mac uses the latter measures to develop financial plans, to gauge corporate performance and to set incentive compensation because, in management’s view, the non-GAAP measures more accurately represent Farmer Mac’s economic performance, transaction economics and business trends. Investors and the investment analyst community have previously relied upon similar measures to evaluate Farmer Mac’s historical and future performance. Farmer Mac’s disclosure of non-GAAP measures is not intended to replace GAAP information but, rather, to supplement it.

Farmer Mac developed the non-GAAP measure “core earnings” to present net income available to common stockholders less the after-tax effects of unrealized gains and losses on financial derivatives resulting from Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“FAS 133”). The GAAP measure most comparable to core earnings is net income available to common stockholders. Unlike core earnings, however, the GAAP measure is heavily influenced by unrealized gains or losses in the value of financial derivatives used to hedge interest rate risk in Farmer Mac’s mortgage portfolio. Because the effects of financial derivatives under FAS 133 included in the GAAP measure are driven by fluctuations in interest rates that cannot reliably be predicted, Farmer Mac does not project GAAP net income available to common stockholders.

The reconciliation of GAAP net income available to common stockholders to core earnings is set forth in the following table:

Reconciliation of GAAP Net Income Available to Common Stockholders to Core Earnings

	Three Months Ended				Year Ended
	Dec. 31,		Dec. 31,		Dec. 31,		Dec. 31,
	2005		2004		2005		2004
(in thousands, except per share amounts)
		Per		Per		Per		Per
		Diluted		Diluted		Diluted		Diluted
		Share		Share		Share		Share
GAAP net income available
to common stockholders	$6,511	$0.57	$9,837	$0.82	$27,267	$2.37	$28,228	$2.32

Less the effects of FAS 133:
Unrealized gains/(losses)
on financial derivatives and
trading assets, net of tax	(668)	(0.06)	(45)	0.00	(1,438)	(0.13)	588	0.05

Benefit from non-amortization
of premium payments
on financial derivatives,
net of tax	-	-	-	-	-	-	228	0.02

Core earnings	$7,179	$0.63	$9,882	$0.82	$28,705	$2.50	$27,412	$2.25

Later in this release, Farmer Mac provides additional information about the impact of FAS 133 on GAAP net income available to common stockholders.

Net Interest Income

Net interest income, which includes guarantee fees from loans purchased and retained after April 1, 2001 (the effective date of Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“FAS 140”)), was $9.4 million for fourth quarter 2005, compared to $7.9 million for third quarter 2005 and $8.0 million for fourth quarter 2004. The net interest yield was 91 basis points for fourth quarter 2005, compared to 79 basis points for third quarter 2005 and 88 basis points for fourth quarter 2004. The effect of FAS 140 for fourth quarter 2005 was the reclassification of guarantee fee income as interest income in the amount of $0.9 million (9 basis points), compared to $0.9 million (9 basis points) in third quarter 2005 and $1.0 million (11 basis points) in fourth quarter 2004.

Farmer Mac classifies the net interest income and expense realized on financial derivatives that are not in fair value or cash flow hedge relationships as gains and losses on financial derivatives and trading assets. This classification resulted in reductions of the net interest yield of 0 basis points, 2 basis points and 5 basis points for fourth quarter 2005, third quarter 2005 and fourth quarter 2004, respectively.

The net interest yields for fourth quarter 2005, third quarter 2005 and fourth quarter 2004 included the benefits of yield maintenance payments of 12 basis points, 3 basis points and 11 basis points, respectively. Yield maintenance payments represent the present value of expected future interest income streams and accelerate the recognition of interest income from the related loans. Because the timing and size of these payments vary greatly, variations should not be considered indicative of positive or negative trends to gauge future financial results. For fourth quarter 2005, yield maintenance payments increased net income by $0.8 million or $0.07 per diluted share, compared to $0.3 million or $0.02 per diluted share for third quarter 2005 and $0.7 million or $0.05 per diluted share for fourth quarter 2004.

Guarantee and Commitment Fees

Guarantee and commitment fees, which compensate Farmer Mac for assuming the credit risk on loans underlying Farmer Mac Guaranteed Securities and LTSPCs, were $4.9 million for fourth quarter 2005, compared to $4.8 million for third quarter 2005 and $5.2 million for fourth quarter 2004. As discussed above, the effect of FAS 140 classified $0.9 million of guarantee fee income as interest income in fourth quarter 2005, compared to $0.9 million in third quarter 2005, and $1.0 million in fourth quarter 2004.

Representation and Warranty Claims Income

Farmer Mac received no representation and warranty claims income for fourth quarter 2005 or third quarter 2005, compared to $1.0 million for fourth quarter 2004. The $1.0 million recognized in fourth quarter 2004 represented a recovery from a seller for a breach of representations and warranties associated with the prior sale of agricultural mortgage loans to Farmer Mac. Farmer Mac had previously charged off that amount as losses on the related loans.

Operating Expenses

Compensation and employee benefits for fourth quarter 2005 were $2.3 million, compared to $2.2 million for third quarter 2005 and $1.8 million for fourth quarter 2004. General and administrative expenses for fourth quarter 2005 were $2.8 million, compared to $2.6 million for third quarter 2005 and $2.9 million for fourth quarter 2004. Regulatory fees were $0.6 million for fourth and third quarter 2005 and fourth quarter 2004. FCA has advised the Corporation that its fees for the federal fiscal year ended September 30, 2006 are estimated to be $2.4 million. FCA’s regulatory fees charged to Farmer Mac for the federal fiscal year ended September 30, 2005 were $2.3 million, compared to $2.0 million for 2004.

Capital

Farmer Mac’s core capital totaled $244.8 million as of December 31, 2005, compared to $240.2 million as of September 30, 2005 and $237.7 million as of December 31, 2004. The regulatory methodology for calculating core capital excludes the effects on capital of Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities (“FAS 115”) and FAS 133, which are reported on Farmer Mac’s balance sheet as accumulated other comprehensive income/(loss). Farmer Mac’s core capital as of December 31, 2005 exceeded the statutory minimum capital requirement of $142.4 million by $102.4 million.

Farmer Mac is required to meet the capital standards of a risk-based capital stress test promulgated by FCA (“RBC test”) pursuant to federal statute. The RBC test determines the amount of regulatory capital (core capital plus the allowance for losses excluding any REO valuation allowance) Farmer Mac would need to maintain positive capital during a ten-year stress period while incurring credit losses equivalent to the highest historical two-year agricultural mortgage loss rates and an interest rate shock equal to the lesser of 600 basis points or 50 percent of the ten-year U.S. Treasury note rate. The RBC test then adds to the resulting capital requirement an additional 30 percent for management and operational risk.

As of December 31, 2005, the RBC test generated an estimated risk-based capital requirement of $32.4 million, compared to the risk-based capital requirement of $45.6 million as of September 30, 2005 and $37.1 million as of December 31, 2004. Farmer Mac’s regulatory capital of $253.4 million as of December 31, 2005 exceeded the RBC requirement by approximately $221.0 million. Farmer Mac is required to hold capital at the higher of the statutory minimum capital requirement or the amount required by the RBC test.

During fourth quarter 2005, Farmer Mac repurchased 43,950 shares of its Class C Non-Voting Common Stock, at an average price of $27.97 per share, pursuant to the Corporation’s previously announced stock repurchase program. These repurchases reduced the Corporation’s capital by approximately $1.2 million. During the year ended December 31, 2005, Farmer Mac repurchased 800,202 shares of its Class C Non-Voting Common Stock, at an average price of $21.10 per share, reducing the Corporation’s capital by approximately $16.9 million. These repurchases, and additional repurchases of 299,248 shares during 2004, increased diluted earnings per share for 2005 and 2004 of all classes of Farmer Mac’s Common Stock by $0.21 and $0.02, respectively.

Credit

From quarter to quarter, Farmer Mac anticipates that 90-day delinquencies and non-performing assets will fluctuate, both in dollars and as a percentage of the outstanding portfolio, with higher levels likely at the end of the first and third quarters of each year corresponding to the semi-annual (January 1st and July 1st) payment characteristics of many Farmer Mac I loans. Analysis of the portfolio by geographic and commodity distribution indicates that 90-day delinquencies and other non-performing assets have been and are expected to be most prevalent in the geographic areas and in agricultural commodities that do not receive significant government support.

As of December 31, 2005, Farmer Mac’s 90-day delinquencies totaled $25.5 million, representing 0.58 percent of the principal balance of all loans held and loans underlying post-Farm Credit System Reform Act (“1996 Act”) Farmer Mac I Guaranteed Securities and LTSPCs, compared to $25.3 million (0.55 percent) as of December 31, 2004. The 90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

As of December 31, 2005, non-performing assets totaled $48.8 million, representing 1.11 percent of the principal balance of all loans held and loans underlying post-1996 Act Farmer Mac I Guaranteed Securities and LTSPCs, compared to $50.6 million (1.09 percent) as of December 31, 2004. Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan), or REO. As of December 31, 2005, Farmer Mac had $3.5 million of REO, compared to $1.8 million as of September 30, 2005 and $3.8 million as of December 31, 2004. Prior to acquisition of property securing a loan, Farmer Mac develops a liquidation strategy that results in either an immediate sale or retention pending later sale. Farmer Mac evaluates these and other alternatives based upon the economics of the transactions and the requirements of local law.

During third quarter 2005, Farmer Mac completed the planned migration of its methodology for determining its allowance for losses away from one based on its loan pool simulation and guarantee fee model to one based on its own historical portfolio loss experience and credit trends. Farmer Mac recorded the effects of that change as a change in accounting estimate as of September 30, 2005. Using its new methodology, Farmer Mac determined that the appropriate level of allowance for losses as of September 30, 2005 was $10.9 million. This resulted in the release of approximately $5.6 million from the allowance for losses in third quarter 2005. Of the $5.6 million of the allowance released in third quarter 2005, $4.8 million was related to a change in accounting estimate. As of December 31, 2005, Farmer Mac estimated its allowance for losses to be $8.7 million, resulting in the release of approximately $2.2 million from the allowance for losses in fourth quarter 2005.

As of December 31, 2005, the allowance for losses was $8.7 million and 20 basis points relative to the outstanding Farmer Mac I portfolio, compared to $10.9 million and 25 basis points as of September 30, 2005 and $17.1 million and 37 basis points as of December 31, 2004.

The following table summarizes the changes in the components of Farmer Mac’s allowance for losses for the three months ended December 31, 2005.

				Contingent
	Allowance	REO		Obligation	Total
	for Loan	Valuation	Reserve	for Probable	Allowance
	Losses	Allowance	for Losses	Losses	for Losses
	(in thousands)
Balances as of September 30, 2005	6,668	-	4,228	-	10,896
Provision for losses	(1,732)	-	(451)	-	(2,183)
Net charge-offs	(60)	-	-	-	(60)
Balances as of December 31, 2005	4,876	-	3,777	-	8,653

As of December 31, 2005, Farmer Mac analyzed $36.0 million of its $73.6 million of impaired assets for collateral shortfalls against updated appraised values, other updated collateral valuations or discounted values. Farmer Mac evaluated the remaining $37.6 million of impaired assets for which updated valuations were not available in the aggregate in consideration of their similar risk characteristics and historical statistics. Of the $36.0 million of assets analyzed individually, $33.5 million were adequately collateralized, while $2.5 million were under-collateralized. The individual collateral shortfalls totaled $0.2 million. Accordingly, Farmer Mac recorded specific allowances of $0.2 million for those under-collateralized assets as of December 31, 2005. As of December 31, 2005, in addition to the specific allowance provided, Farmer Mac recorded non-specific or general allowances of $8.5 million, bringing the total allowance for losses to $8.7 million.

During fourth quarter 2005, Farmer Mac charged off $0.1 million of losses against the allowance for losses, compared to net recoveries of $0.4 in third quarter 2005 and net charge-offs of $0.1 million in fourth quarter 2004.

Based on Farmer Mac’s analysis of its entire portfolio, individual loan-by-loan analyses and loan collection experience, Farmer Mac believes that specific and inherent probable losses are covered adequately by its allowance for losses.

Interest Rate Risk

Farmer Mac measures its interest rate risk through several tests, including the sensitivity of its Market Value of Equity (“MVE”) and Net Interest Income (“NII”) to uniform or “parallel” yield curve shocks. As of December 31, 2005, a parallel increase of 100 basis points across the entire U.S. Treasury yield curve would have decreased MVE by 1.4 percent, while a parallel decrease of 100 basis points would have no material impact on MVE. As of December 31, 2005, a parallel increase of 100 basis points would have increased Farmer Mac’s NII, a shorter-term measure of interest rate risk, by 4.7 percent, while a parallel decrease of 100 basis points would have decreased NII by 4.7 percent. Farmer Mac’s duration gap, another measure of interest rate risk, was 0.5 months as of December 31, 2005.

The economic effects of all financial derivatives are included in the MVE, NII and duration gap analyses. As an alternative to long-term fixed-rate debt issuance, Farmer Mac issues short-term debt and enters into contracts to pay fixed rates of interest and receive floating rates of interest from counterparties. These “floating-to-fixed” interest rate swaps are used to adjust the characteristics of Farmer Mac’s short-term debt to match more closely the cash flow and duration characteristics of its longer-term assets, thereby reducing interest rate risk, and also to derive an overall lower effective fixed-rate cost of borrowing than would otherwise be available in the conventional debt market. As of December 31, 2005, Farmer Mac had $710.7 million notional amount of floating-to-fixed interest rate swaps for terms ranging from 1 to 15 years. In addition, Farmer Mac enters into “fixed-to-floating” interest rate swaps and “basis swaps” to adjust the characteristics of its assets and liabilities to match more closely, on a cash flow and duration basis, thereby reducing interest rate risk. As of December 31, 2005, Farmer Mac had $594.5 million notional amount of such interest rate swaps.

Farmer Mac uses financial derivatives for hedging purposes, not for speculative purposes. All of Farmer Mac’s financial derivative transactions are conducted through standard, collateralized agreements that limit Farmer Mac’s potential credit exposure to any counterparty. As of December 31, 2005, Farmer Mac had an aggregate $2.9 million of uncollateralized net exposure to two counterparties.

Financial Derivatives and Financial Statement Effects of FAS 133

Farmer Mac accounts for its financial derivatives under FAS 133. During fourth quarter 2005, the decrease in net after-tax income resulting from FAS 133 was $0.6 million and the net after-tax increase in accumulated other comprehensive income was $5.7 million. During third quarter 2005, the decrease in net after-tax income resulting from FAS 133 was $1.7 million and the net after-tax increase in accumulated other comprehensive income was $12.9 million. For fourth quarter 2004, the decrease in net after-tax income resulting from FAS 133 was $0.1 million and the net after-tax increase in accumulated other comprehensive income was $7.1 million. Accumulated other comprehensive income is not a component of Farmer Mac’s regulatory core capital.

Regulatory Matters

Regulatory actions continue to affect Farmer Mac’s business outlook. On September 30, 2005, the final regulation relating to Farmer Mac’s investments and liquidity became effective. FCA included several of the revisions to the proposed regulation suggested by Farmer Mac in comments to the proposal and Farmer Mac expects to be able to comply with the regulation in accordance with the timeframes established in the regulation. Farmer Mac is required to comply with the liquidity provisions of the regulation by September 30, 2007.

In the November 17, 2005 issue of the Federal Register, FCA published for public comment a proposed rule that would revise certain FCA regulations governing the risk-based capital test applicable to Farmer Mac. The public comment period for that proposed rule will close April 17, 2006. FCA’s announcement of the proposed rule stated that it “is designed to update Farmer Mac’s risk-based capital stress test to reflect the evolution of the Corporation’s loan portfolio and the practices of other leading financial institutions. The FCA Board is currently scheduled to consider a final rule for the Farmer Mac risk-based capital stress test in September 2006.” Farmer Mac has not completed its analysis of the proposed rule, but believes that the proposal, if adopted in its proposed form and under current economic conditions and the state of the Corporation’s portfolio, would increase the Corporation’s risk-based capital requirement from the current level to a higher level that would be close to the statutory minimum capital requirement. In that regard, FCA has estimated that, had the proposed rule been effective at the time, the risk-based capital requirement as of June 30, 2005 would have been $123.5 million, compared to the $49.6 million risk-based capital requirement under the current risk-based capital stress test. As of that date, Farmer Mac’s regulatory capital was $254.3 million. As part of the formal rule-making process, Farmer Mac will provide written comments on the proposed regulation to FCA within the public comment period.

Forward-Looking Statements

In addition to historical information, this release includes forward-looking statements that reflect management’s current expectations for Farmer Mac’s future financial results, business prospects and business developments. Management’s expectations for Farmer Mac’s future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties. Various factors could cause Farmer Mac’s actual results or events to differ materially from the expectations as expressed or implied by the forward-looking statements, including uncertainties regarding: (1)  increases in general and administrative expenses attributable to growth of the business and the regulatory environment, including the hiring of additional personnel with expertise in key functional areas; (2) the rate and direction of development of the secondary market for agricultural mortgage loans; (3) the rate of growth in agricultural mortgage indebtedness; (4) lender interest in Farmer Mac credit products and the Farmer Mac secondary market; (5) borrower preferences for fixed-rate agricultural mortgage indebtedness; (6) the willingness of investors to invest in agricultural mortgage-backed securities; or (7) possible reaction in the financial markets to events involving government-sponsored enterprises other than Farmer Mac. Other risk factors are discussed in Farmer Mac’s Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the SEC on March 16, 2006. The forward-looking statements contained in this release represent management’s expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect any future events or circumstances, except as otherwise mandated by the SEC.

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans. Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively. Additional information about Farmer Mac (as well as the Form 10-K referenced above) is available on Farmer Mac’s website at www.farmermac.com. The conference call to discuss Farmer Mac’s fourth quarter 2005 earnings and this press release will be webcast on Farmer Mac’s website beginning at 10:00 a.m. eastern time, Friday, March 17, 2006, and an audio recording of that call will be available for two weeks on Farmer Mac’s website after the call is concluded.
* * * *

Federal Agricultural Mortgage Corporation
Consolidated Balance Sheets
(unaudited)
(in thousands)

	December 31,	December 31,
	2005	2004

Assets:
Cash and cash equivalents	$458,852	$430,504
Investment securities	1,621,941	1,056,143
Farmer Mac Guaranteed Securities	1,330,976	1,376,847
Loans held for sale	41,956	15,281
Loans held for investment	762,436	871,988
Allowance for loan losses	(4,876)	(4,395)
Loans held for investment, net	757,560	867,593
Real estate owned	3,532	3,845
Financial derivatives	8,719	1,499
Interest receivable	67,509	58,131
Guarantee and commitment fees receivable	22,170	19,871
Deferred tax asset, net	2,397	6,518
Prepaid expenses and other assets	25,007	10,585
Total Assets	$4,340,619	$3,846,817
Liabilities and Stockholders' Equity:
Notes payable:
Due within one year	$2,587,704	$2,620,172
Due after one year	1,403,598	862,201
Total notes payable	3,991,302	3,482,373
Financial derivatives	29,162	47,793
Accrued interest payable	29,250	25,511
Guarantee and commitment obligation	17,625	14,892
Accounts payable and accrued expenses	21,371	26,690
Reserve for losses	3,777	12,706
Total Liabilities	4,092,487	3,609,965
Preferred stock	35,000	35,000
Common stock at par	11,091	11,822
Additional paid-in capital	83,058	87,777
Accumulated other comprehensive income/(loss)	3,339	(882)
Retained earnings	115,644	103,135
Total Stockholders' Equity	248,132	236,852
Total Liabilities and Stockholders' Equity	$4,340,619	$3,846,817

Federal Agricultural Mortgage Corporation
Consolidated Statements of Operations
(unaudited)
(in thousands, except per share amounts)

Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
	2005	2004	2005	2004

Interest income:
Investments and cash equivalents	$23,173	$10,528	$70,414	$36,386
Farmer Mac Guaranteed Securities	18,415	16,668	70,472	66,222
Loans	13,211	12,412	48,769	51,386
Total interest income	54,799	39,608	189,655	153,994
Interest expense	45,359	31,636	156,414	120,747
Net interest income	9,440	7,972	33,241	33,247
Recovery/(provision) for loan losses	1,732	830	54	(1,589)
Net interest income after provision for loan losses	11,172	8,802	33,295	31,658

Guarantee and commitment fees	4,865	5,235	19,554	20,977
Gains/(losses) on financial derivatives
and trading assets	(1,144)	399	(1,477)	2,846
Gain on sale of Farmer Mac Guaranteed Securities	-	-	-	367
Gain on the repurchase of debt	116	-	116	-
Gains/(losses) on the sale of real estate owned	-	642	34	523
Representation and warranty claims income	-	1,000	79	2,816
Other income	259	126	1,872	1,495
Total revenues	15,268	16,204	53,473	60,682

Expenses:
Compensation and employee benefits	2,330	1,809	8,215	7,036
General and administrative	2,878	2,868	9,697	8,800
Regulatory fees	588	576	2,316	2,141
Real estate owned operating costs, net	(14)	(4)	13	287
Provision/(recovery) for losses	(450)	(4,427)	(8,723)	(2,001)
Total operating expenses	5,332	822	11,518	16,263
Income before income taxes	9,936	15,382	41,955	44,419
Income tax expense	2,865	4,985	12,448	13,951
Net income	7,071	10,397	29,507	30,468
Preferred stock dividends	(560)	(560)	(2,240)	(2,240)
Net income available to common stockholders	$6,511	$9,837	$27,267	$28,228

Earnings per common share:
Basic earnings per common share	$0.59	$0.83	$2.40	$2.35
Diluted earnings per common share	$0.57	$0.82	$2.37	$2.32
Common stock dividends per common share	$0.10	$0.10	$0.40	$0.10

Federal Agricultural Mortgage Corporation
Supplemental Information

The following tables present quarterly and annual information regarding loan purchases, guarantees and LTSPCs, outstanding guarantees and LTSPCs and non-performing assets and 90-day delinquencies.

Farmer Mac Purchases, Guarantees and LTSPCs
	Farmer Mac I
	Loans and
	Guaranteed
	Securities	LTSPCs		Farmer Mac II	Total
	(in thousands)
For the quarter ended:

December 31, 2005	$31,313	$239,957	(1)	$59,230	$330,500
September 30, 2005	39,821	91,783	(2)	52,181	183,785
June 30, 2005	20,382	96,419	(3)	45,123	161,924
March 31, 2005	18,540	33,282		43,634	95,456
December 31, 2004	28,211	34,091		55,122	117,424
September 30, 2004	23,229	84,097		49,798	157,124
June 30, 2004	27,520	127,098		34,671	189,289
March 31, 2004	25,444	147,273		34,483	207,200
December 31, 2003	25,148	218,097		44,971	288,216

For the year ended:
December 31, 2005	110,056	461,441		200,168	771,665
December 31, 2004	104,404	392,559		174,074	671,037

Outstanding Balance of Farmer Mac Loans,
Guarantees and LTSPCs (4)
	Farmer Mac I
	Post-1996 Act
	Loans and
	Guaranteed
	Securities	LTSPCs	Pre-1996 Act	Farmer Mac II	Total
	(in thousands)
As of:
December 31, 2005	$2,097,942	$2,329,798	$13,046	$835,732	$5,276,518
September 30, 2005	2,118,510	2,183,058	14,209	810,686	5,126,463
June 30, 2005	2,203,074	2,181,896	16,333	786,671	5,187,974
March 31, 2005	2,247,595	2,209,792	17,236	777,465	5,252,088
December 31, 2004	2,371,405	2,295,103	18,639	768,542	5,453,689
September 30, 2004	2,406,133	2,381,006	18,909	742,474	5,548,522
June 30, 2004	2,521,026	2,390,779	22,155	715,750	5,649,710
March 31, 2004	2,566,412	2,382,648	22,261	722,978	5,694,299
December 31, 2003	2,696,530	2,348,702	24,734	729,470	5,799,436

Outstanding Balance of Loans Held and Loans Underlying
On-Balance Sheet Farmer Mac Guaranteed Securities

	Fixed Rate
	(10-yr. Wtd.	5-to-10-Year	1-Month-to-3-Year
	Avg. Term)	ARMs and Resets	ARMs	Total
(in thousands)
As of:
December 31, 2005	$866,362	$752,885	$479,649	$2,098,895
September 30, 2005	840,330	785,387	477,345	2,103,062
June 30, 2005	838,872	803,377	488,555	2,130,804
March 31, 2005	828,985	822,275	492,358	2,143,618
December 31, 2004	761,854	921,879	532,738	2,216,471
September 30, 2004	753,205	929,641	520,246	2,203,092
June 30, 2004	782,854	978,531	529,654	2,291,039
March 31, 2004	818,497	978,263	548,134	2,344,894
December 31, 2003	860,874	1,045,217	542,024	2,448,115

Non-performing Assets and 90-Day Delinquencies
	Outstanding
	Post-1996 Act			Less:
	Loans,	Non-		REO and
	Guarantees and	performing		Performing	90-Day
	LTSPCs	Assets (5)	Percentage	Bankruptcies	Delinquencies (6)	Percentage
	(dollars in thousands)
As of:
December 31, 2005	4,399,189	$48,764	1.11%	$23,303	$25,461	0.58%
September 30, 2005	4,273,268	64,186	1.50%	23,602	40,584	0.95%
June 30, 2005	4,360,670	60,696	1.39%	23,925	36,771	0.85%
March 31, 2005	4,433,087	70,349	1.59%	24,561	45,788	1.04%
December 31, 2004	4,642,208	50,636	1.09%	25,353	25,283	0.55%
September 30, 2004	4,756,839	75,022	1.58%	27,438	47,584	1.01%
June 30, 2004	4,882,505	69,751	1.43%	36,978	32,773	0.68%
March 31, 2004	4,922,759	91,326	1.86%	33,951	57,375	1.17%
December 31, 2003	5,020,032	69,964	1.39%	39,908	30,056	0.60%

Distribution of Post-1996 Act Non-performing Assets
and 90-Day Delinquencies by Original LTV Ratio (7)
as of December 31, 2005
(dollars in thousands)
	Non-performing		90-Day
Original LTV Ratio	Assets	Percentage	Delinquencies	Percentage
0.00% to 40.00%	$3,537	7%	$2,333	9%
40.01% to 50.00%	5,954	12%	615	2%
50.01% to 60.00%	24,744	51%	15,568	62%
60.01% to 70.00%	13,633	28%	6,897	27%
70.01% to 80.00%	848	2%	-	0%
80.01% +	49	0%	49	0%
Total	$48,765	100%	$25,461	100%

Distribution of Post-1996 Act Non-performing Assets
and 90-Day Delinquencies by Loan Origination Date
as of December 31, 2005
(dollars in thousands)
	Outstanding
	Post-1996Act
Loan	Loans,
Origination	Guarantees	Non-performing		90-Day
Date	and LTSPCs	Assets	Percentage	Delinquencies	Percentage
Before 1994	$446,580	$2,590	0.58%	$1,715	0.38%
1994	102,080	49	0.05%	49	0.05%
1995	99,497	2,229	2.24%	637	0.65%
1996	248,398	6,891	2.77%	5,551	2.25%
1997	307,414	6,550	2.13%	483	0.16%
1998	504,585	8,949	1.77%	3,099	0.62%
1999	498,588	6,489	1.30%	5,422	1.09%
2000	289,548	7,717	2.67%	3,556	1.25%
2001	446,628	6,937	1.55%	4,950	1.11%
2002	530,556	350	0.07%	-	0.00%
2003	462,760	-	0.00%	-	0.00%
2004	220,448	-	0.00%	-	0.00%
2005	242,107	13	0.01%	-	0.00%
Total	$4,399,189	$48,764	1.11%	$25,461	0.58%

(1)
$16.0 million of the LTSPCs during fourth quarter 2005 were for agricultural storage and processing facilities. Several of the loans underlying those LTSPCs are for facilities under construction, and as of December 31, 2005, approximately $7.7 million of the loans were not yet disbursed by the lender.

(2)
$32.0 million of the LTSPCs during third quarter 2005 were for agricultural storage and processing facilities. Several of the loans underlying those LTSPCs are for facilities under construction, and as of December 31, 2005, approximately $8.8 million of the loans were not yet disbursed by the lender.

(3)
$56.8 million of the LTSPCs during second quarter 2005 were for agricultural storage and processing facilities. Several of the loans underlying those LTSPCs are for facilities under construction, and as of December 31, 2005, approximately $21.8 million of the loans were not yet disbursed by the lender.

(4)
Farmer Mac assumes 100 percent of the credit risk on post-1996 Act loans. Pre-1996 Act loans back securities that are supported by unguaranteed subordinated interests representing approximately 10 percent of the balance of the loans. Farmer Mac II loans are guaranteed by the U.S. Department of Agriculture.

(5)
Non-performing assets are loans 90 days or more past due, in foreclosure, restructured after delinquency, in bankruptcy (including loans performing under either their original loan terms or a court-approved bankruptcy plan) or real estate owned.

(6)
90-day delinquencies are loans 90 days or more past due, in foreclosure, restructured after delinquency, or in bankruptcy, excluding loans performing under either their original loan terms or a court-approved bankruptcy plan.

(7)
Original LTV ratio is calculated by dividing the loan principal balance at the time of guarantee, purchase or commitment by the appraised value at the date of loan origination or, when available, the updated appraised value at the time of guarantee, purchase or commitment.